Exhibit (a)(1)(xii)

Embratel Participações S.A.

CNPJ/MF 02.558.124/0001-12

N.I.R.E. 3330026237-7

Companhia Aberta

STATEMENT OF MATERIAL FACT

Embratel Participações S.A. (“Embrapar” or the “Company”), in compliance with Instrução nº 358/02 of the Brazilian Comissão de Valores Mobiliários (“CVM”) informs the general public that the price of the unified offer to purchase common shares and preferred shares issued by NET Serviços de Comunicação S.A. (the “Offer”), including accrued interest at the CDI rate through and including November 12, 2013, is R$ 29.62, and not R$ 29.64, as previously announced through the Company’s Statement of Material Fact disclosed on November 12, 2013.

The Company also informs the general public that interest at the CDI rate will continue to accrue on the offer price through and including the date of the auction, in accordance with the terms of the notice of the Offer, the Edital.

Rio de Janeiro, November 13, 2013

Embratel Participações S.A.

Isaac Berensztejn

Director of Investor Relations